UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2024

MADRIGAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Tower Bridge 200 Barr Harbor Drive, Suite 200
West Conshohocken, Pennsylvania	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 824-2827

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	MDGL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On February 28, 2024, Madrigal Pharmaceuticals, Inc. (the “Company”) announced the appointment of Mardi C. Dier as Senior Vice President and Chief Financial Officer of the Company, effective March 11, 2024. In such capacity, Ms. Dier will serve as the “principal financial officer” and “principal accounting officer” of the Company for purposes of filings with the Securities and Exchange Commission. Ms. Dier joined the Company as an employee in a Senior Advisor role on February 27, 2024, and will move into the Chief Financial Officer role on March 11, 2024.

Ms. Dier, age 60, was most recently Chief Financial Officer of Acelyrin, Inc., where she completed the company’s $621 million initial public offering before departing in August 2023. Prior to that, Ms. Dier was Chief Financial Officer and Executive Vice President of Ultragenyx, responsible for leading the corporate strategy, FP&A, accounting, tax, investor relations, global corporate communications and information technology functions. Ultragenyx’s employee base grew 50% during her tenure, expanding its global commercial presence in the U.S., Latin America, Canada, Europe and Japan. She joined Ultragenyx from Portola Pharmaceuticals (acquired by Alexion), where she served as Chief Financial Officer for 14 years and, most recently, as Chief Business Officer and Chief Financial Officer. Over the course of her time at Portola, Ms. Dier oversaw a wide range of functions and helped scale the organization from one site with fewer than 100 employees to a global organization with multiple sites in the U.S. and Europe and over 450 employees. Prior to Portola, she served as Vice President of Investor Relations at Chiron Corporation until its acquisition by Novartis. Earlier in her career, she worked as an investment banker at Prudential Securities and, prior to that, was in the audit department of KPMG Peat Marwick. Ms. Dier serves on the Boards of Directors of ORIC Pharmaceuticals, Prelude Therapeutics, Synthekine, Inc. and Health Care Royalty and is a member of the Board of Advisors for the Anderson School of Management at the University of California, Los Angeles (UCLA). She holds a B.S. in biology from Stanford University and an M.B.A. from the Anderson School at UCLA.

Ms. Dier will receive an annual base salary of $550,000. In addition, Ms. Dier will be eligible to receive (i) an annual performance-based bonus (prorated for calendar year 2024) with a target opportunity equal to 45% of her base salary, based on the achievement of corporate and individual targets determined by the Compensation Committee of the Company’s Board of Directors, and (ii) a monthly living expense stipend of up to $7,000 per month for the first year of her employment. In connection with her appointment, Ms. Dier will receive an initial equity award with a target aggregate value of $6.7 million. Such award will be composed of: (a) one-third time-based restricted stock units (with 25% vesting on each of the first four anniversaries of the grant date, subject to Ms. Dier’s continued employment); (b) one-third stock options (with 25% vesting on the first anniversary of the grant date and 6.25% vesting on each quarterly anniversary thereafter, subject to Ms. Dier’s continued employment); and (c) one-third performance stock units, in each case subject to the terms and conditions of the Company’s 2023 Inducement Plan and related award agreements.

In connection with her appointment, Ms. Dier will enter into a Severance and Change of Control Agreement with the Company (the “Severance and Change of Control Agreement”) pursuant to which she will be entitled to the following severance benefits, subject to the execution of a general release of claims, if (i) her employment is terminated by action of the Company other than for “cause” (as defined in the Severance and Change of Control Agreement) or (ii) she terminates her employment for “good reason” (as defined in the Severance and Change of Control Agreement) (each a “Qualifying Separation”): (a) continuation of payment of her then-current annual base salary for a twelve-month period; (b) a separation bonus in an amount equal to the target annual bonus for the year in which her employment is terminated, payable in twelve monthly installments; (c) except as otherwise provided in the applicable award agreement, accelerated vesting of all outstanding equity awards that would have vested during the period commencing on the date of termination through and including the date that is twelve months following such date of termination; and (d) continuation of health benefits for twelve months. If such Qualifying Separation occurs within a period of one year following a “change of control” (as defined in the Severance and Change of Control Agreement), then Ms. Dier will be entitled to receive, subject to the execution of a general release of claims: (a) a lump sum payment equal to her then-current annual base salary; (b) a separation bonus in an amount equal to the target annual bonus for the year in which her employment is terminated; (c) except as otherwise provided in the applicable award agreement, accelerated vesting of all outstanding equity awards; and (d) continuation of health benefits for twelve months. The Severance and Change of Control Agreement does not provide for any tax gross-up payments. Ms. Dier also will enter into a customary indemnification agreement with the Company with respect to her service as an officer of the Company.

There are no other arrangements or understandings between Ms. Dier and any other person pursuant to which Ms. Dier was appointed as Chief Financial Officer of the Company. Ms. Dier is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Dier will be replacing Alex G. Howarth as Chief Financial Officer. Mr. Howarth is expected to remain employed by the Company in a Senior Advisor role for a transitional period through May 31, 2024, to ensure a smooth transition of responsibilities to Ms. Dier. Mr. Howarth’s departure from the Company does not involve any disagreement with the Company on any matter relating to its accounting policies or practices or internal controls. Pursuant to Mr. Howarth’s employment and separation arrangements with the Company (including certain Board-approved changes to align such separation arrangements with those of other executive officers), he will be entitled to receive with respect to the termination of his employment without cause: (i) payment of his base salary for twelve months and the target bonus to which he would have been entitled for the current year, payable in twelve monthly installments; (ii) accelerated vesting of stock options to purchase shares of the Company’s common stock and time-based restricted stock units with respect to shares of common stock, which, in each case, would have vested with continued service over the twelve months following the date of termination of his employment; and (iii) continuation of health benefits for twelve months. Receipt of such payments and benefits are subject to the reaffirmation by Mr. Howarth of his confidentiality obligations to the Company and other restrictive covenants, as well as execution of a general release of claims by Mr. Howarth.

In addition, Brian J. Lynch, Senior Vice President and General Counsel, will be departing the Company after a transitional period expected to conclude on May 31, 2024. If prior to such date the Company appoints a successor to Mr. Lynch, it is anticipated that Mr. Lynch would remain employed by the Company in a Senior Advisor role for the remainder of the transition period to ensure a smooth transition of responsibilities to his successor. Pursuant to Mr. Lynch’s employment and separation arrangements with the Company (including certain Board-approved changes to align such separation arrangements with those of other executive officers), he will be entitled to receive with respect to the termination of his employment without cause: (i) payment of his base salary for twelve months and the target bonus to which he would have been entitled for the current year, payable in twelve monthly installments; (ii) accelerated vesting of stock options to purchase shares of common stock and time-based restricted stock units with respect to shares of common stock, which, in each case, would have otherwise vested with continued service over the twelve months following the date of termination of his employment; and (iii) continuation of health benefits for twelve months. Receipt of such payments and benefits are subject to the reaffirmation by Mr. Lynch of his confidentiality obligations to the Company and other restrictive covenants, as well as execution of a general release of claims by Mr. Lynch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MADRIGAL PHARMACEUTICALS, INC.

	By:	/s/ William J. Sibold
	Name:	William J. Sibold
	Title:	President and Chief Executive Officer

Date: February 28, 2024